Exhibit 10.3

STUMPAGE AGREEMENT

Between

ATLANTIC STAR FORESTRY LTD.

NOVA STAR FORESTRY LTD.

and

NEENAH PAPER COMPANY OF CANADA

STUMPAGE AGREEMENT

This Agreement is made as of June 29th, 2006 by and among Nova Star Forestry Ltd. (“Nova”) and Atlantic Star Forestry Ltd. (“Atlantic”) hereinafter collectively referred to as “Seller”, located at 150 Orford Rd., Lyme, NH 03768, and Neenah  Paper Company of Canada, hereinafter called “Neenah”, located at the address of 3460 Preston Ridge Road, Suite 600, Alpharetta, GA 30005.

Recitals

A.   Pursuant to a Timberland Purchase and Sale Agreement dated as of May 5, 2006 (as the same may be amended, the “Purchase and Sale Agreement”), Seller has purchased certain timberlands from Neenah.

B.   Seller desires to sell and Neenah desires the opportunity to purchase, on the terms and conditions hereinafter set forth, certain quantities and types of wood fiber located on said timberlands.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1.    Definitions.  For the purposes of this Agreement the capitalized terms set forth below shall have the meanings set forth after them:

1.1                               “Actual Designated Tracts” shall have the meaning set forth in Section 3.1(b)(ii).

1.2                               “Affected Party” shall have the meaning set forth in Section 7.5.

1.3                               “Affiliate” shall mean with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person.

1.4                               “Softwood Sawable Volume” shall mean [Text Redacted]* per year of Softwood Sawlogs and Softwood Studwood with at least [Text Redacted]* of such volume to be made up of Softwood Sawlogs.

1.5                               “Annual Purchase Amount” shall mean (a) for the Short Harvesting Year, a prorated portion of the Softwood Sawable Volume and the associated Softwood Pulpwood, Hardwood Sawlog and Hardwood Pulpwood volumes harvested from the Actual Designated Tracts necessary to produce the Softwood Sawable Volume (the “Residual Qualifying Stumpage Volume”); and (b) for each Harvesting Year beginning January 1, 2007 through the remainder of the Term, the Softwood Sawable Volume and the associated Residual Qualifying Stumpage Volume.

*             The redacted text has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.6                               “Annual Seller Notice” shall mean the annual notice provided by Seller to Neenah in accordance with the provisions of Section 3.1(b)(i).

1.7                               “Applicable Laws” shall mean, with respect to any Person, all laws, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, determinations, licenses and permits of any Governmental Authority applicable to or binding upon such Person or any of its property.

1.8                               “Assumed Volume” shall have the meaning set forth in Section 11.1(b).

1.9                               “Base Price” shall mean the initial price for Qualifying Stumpage more particularly described in Exhibit B attached hereto and incorporated herein by this reference..

1.10                        “Price Adjustment Date” shall mean January 1, 2007 and each July 1 and January 1 thereafter during the Term.

1.11                        “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks are authorized to be closed in the Province of Nova Scotia, Canada.

1.12                        “Clearcut” shall mean the cutting and removal of substantially all merchantable Qualifying Stumpage from a site excluding Qualifying Stumpage located in SMZ’s or otherwise not loggable in accordance with Neenah’s harvesting best management practices, the requirements of maintaining SFI® Certification (as hereinafter defined) and all requirements of the Nova Scotia Department of Natural Resources.

1.13                        “Closing Date” shall mean the date of closing of the real property sale contemplated by the Purchase and Sale Agreement.

1.14                        “Control” shall mean, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities or otherwise.

1.15                        “Counter-Notice” shall have the meaning set forth in Section 10(b)(iv).

1.16                        “Dispute” shall have the meaning set forth in Section 10(b)(i).

1.17                        “Event of Default” shall have the meaning set forth in Section 8.2.

1.18                        “Exempt Acres” shall have the meaning set forth in Section 11.1(d).

1.19                        “Final Harvest” shall mean a Clearcut or Modified Clearcut.

1.20                        “Force Majeure Event” shall mean any act, omission or circumstance occasioned by or resulting from any acts of God, acts of the public enemy, wars,

blockades, insurrections, riots, hurricanes, epidemics, landslides, lightning, earthquakes, tornadoes, windstorms, volcanoes, fires, storms, floods, disasters, civil disturbances, explosions, sabotage, endangered species habitation, change in Applicable Laws that materially impairs the ability of either party to comply with the terms of the Agreement, strikes or other organized labor disputes that materially disrupt operations or results in a temporary or permanent shutdown of the Mill; provided, however, that “Force Majeure Event” shall not include (i) a party’s financial inability to perform other than as specifically described in this Agreement, or (ii) an act, omission or circumstance arising from the gross negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

1.21                        “Governmental Authority” shall mean any federal, provincial, local or foreign government, political subdivision, agency, board, court, regulatory body or commission, any arbitrator with authority to bind a party at law, or any Person acting lawfully on behalf of any of the foregoing.

1.22                        “Hardwood Pulpwood” shall mean hardwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.25                        “Hardwood Pulpwood Price” shall initially mean the price set forth on Exhibit B attached hereto and made a part hereof (the “Hardwood Pulpwood Base Price”) adjusted up or down on a bi-annual basis on each Price Adjustment Date the Stumpage Price Index.

1.26                        “Hardwood Sawlogs” shall mean hardwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.27                        “Hardwood Sawlogs Price” shall initially mean the price set forth on Exhibit B attached hereto and made a part hereof (the “Hardwood Sawlogs Base Price”) adjusted up or down on a bi-annual basis on each Price Adjustment Date by the Stumpage Price Index.

1.28                        “Hardwood Qualifying Stumpage” shall mean standing Timber which meets or exceeds the specifications for Hardwood Pulpwood or Hardwood Sawlogs set forth in Exhibit A to this Agreement.

1.29                        “Harvesting Year” shall mean the period from January 1 through December 31 of each year during the term of this Agreement.

1.30                        “Initiating Party” shall have the meaning set forth in Section 10(b)(iv).

1.31                        [Intentionally Deleted]  [Text not redacted.  Same as original document]

1.32                        “Market Region” shall mean the geographical area covered in the Stumpage Price Index which includes the Counties of Annapolis, Antigonish, Colchester,

Cumberland, Guysborough, Halifax, Hants, Kings, Lunenburg, Pictou and Queens in the Province of Nova Scotia, Canada.

1.33                        “Mediation Notice” shall have the meaning set forth in Section 10(b)(iv).

1.34                        “Mill” shall mean Neenah’s pulp mill located in Pictou in the Province of Nova Scotia, Canada.

1.35                        “New Owner” shall have the meaning set forth in Section 11.1(b).

1.36                        “Objection Notice” shall have the meaning set forth in Section 11.1(c).

1.37                        “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

1.38                        “Purchase and Sale Agreement” shall have the meaning set forth in the Recitals of this Agreement.

1.39                        “Qualifying Stumpage” shall mean collectively Hardwood Qualifying Stumpage and Softwood Qualifying Stumpage.

1.40                        “Qualifying Stumpage Price” shall mean the Hardwood Pulpwood Price for all Hardwood Pulpwood; the Hardwood Sawlogs Price for all Hardwood Sawlogs; the Softwood Pulpwood Price for all Softwood Pulpwood; the Softwood Sawlog Price for all Softwood Sawlogs; and the Softwood Studwood Price for all Softwood Studwood.

1.41                        “Recipient Party” shall have the meaning set forth in Section 10(b)(iv).

1.42                        “Reduction Amount” shall have the meaning set forth in Section 7.5.

1.43                        “Short Harvesting Year” shall mean the period from the Closing Date through December 31, 2006.

1.44                        “SMZ’s” shall mean Special Management Zones, designated as such by the mutual consent of Neenah and Seller, and any similar environmentally protected zones so designated during the Term and in compliance with all laws, regulations or requirements of the Nova Scotia Department of Natural Resources or necessary to maintain SFI® Certification.

1.45                        “SFI® Certification” the Sustainable Forestry Initiative Certification received by Neenah for the Timberlands in April of 2005.

1.46                        “Softwood Pulpwood” shall mean softwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.47                        “Softwood Pulpwood Price” shall initially mean the price set forth on Exhibit B attached hereto and made a part hereof (the “Softwood Pulpwood Base Price”) adjusted up or down on a bi-annual basis on each Price Adjustment Date by the Stumpage Price Index.

1.48                        “Softwood Sawlogs” shall mean softwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.49                        “Softwood Sawlogs Price” shall initially mean the price set forth on Exhibit B attached hereto and made a part hereof (the “Softwood Sawlogs Base Price”) adjusted up or down on a bi-annual basis on each Price Adjustment Date by the Stumpage Price Index.

1.50                        “Softwood Studwood” shall mean softwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.51                        “Softwood Studwood Price” shall initially mean the price set forth on Exhibit B attached hereto and made a part hereof (the “Softwood Studwood Base Price”) adjusted up or down on a bi-annual basis on each Price Adjustment Date by the Stumpage Price Index.

1.52                        “Softwood Qualifying Stumpage” shall mean standing Timber which meets or exceeds the specifications for Softwood Sawlogs, Softwood Studwood and Softwood Pulpwood set forth in Exhibit A to this Agreement.

1.53                        “Stumpage Price Index” shall mean as follows:

a.               For Softwood Sawlogs the index shall be the delivered price for spruce-pine-fir, 2x4, #1 and #2 Eastern Kiln Dried Dimensional Lumber, F.O.B., Eastern Boston in $US/Mfbm (converted to $CDN using Bank of Canada Daily Noon Rate) as published by Random Lengths Weekly;

b.              For Softwood Studwood the index shall be the delivered price for spruce-pine-fir, 2”x4”x8”, PET Eastern Kiln Dried Dimensional Lumber, F.O.B., Eastern Boston in $US/Mfbm (converted to $CDN using Bank of Canada Daily Noon Rate) as published by Random Lengths Weekly;

c.               For Softwood Pulpwood the index shall be the RISI Index for Northern Bleached Softwood Kraft pulp (“NBSK”) $US/ADMT (converted to $CDN using Bank of Canada Daily Noon Rate) as published by Miller and Freeman Pulp and Paper Weekly under the Price Watch: Market Pulp Delivered;

d.              For Hardwood Pulpwood the index shall be the trailing six month weighted average price actually received by Seller and Neenah for

Hardwood Pulpwood on the open market, including such appropriate support documentation as deemed reasonably necessary by the receiving party to verify such pricing data.

e.               For Hardwood Sawlogs the index shall be the trailing six month weighted average price actually received by Seller and Neenah for Hardwood Sawlogs on the open market, including such appropriate support documentation as deemed reasonably necessary by the receiving party to verify such pricing data.

The Stumpage Price Index shall be applied to the Base Price listed in Exhibit B  as follows:  (1) The base for the Stumpage Price Index will be established as of July 1, 2006 and reset each Price Adjustment Date (the “Rolling Index”), (2) On each Price Adjustment Date the Stumpage Price Index on such date will be measured against the previous Rolling Index and each applicable Base Price will be adjusted upward or downward by the percentage increase or decrease in the applicable Stumpage Price Index compared to such previous Rolling Index,  [Text Redacted]*

To the extent any of the publications or published indices listed in this Section 1.54 are discontinued, or otherwise are no longer available to the parties, during the Term of the Agreement (the “Publication Change”) Seller and Neenah shall mutually agree on a replacement publication or published index, as applicable, of similar quality and reputation.  If no suitable replacement publication or index is available Seller and Neenah shall mutually agree on a replacement index definition for the impacted Qualifying Stumpage.  The Agreement shall be amended to reflect the replacement publication or index, or revised index description, as applicable.  Until such time as the Agreement is amended as described herein, the Stumpage Price Index shall not apply for the Qualifying Stumpage impacted by the Publication Change

1.54                        “Term” shall mean the term of this Agreement, namely the period from the Closing Date through December 31, 2010, unless sooner terminated pursuant to the provisions of this Agreement in accordance with the provisions of Section 8.2 or extended pursuant to the provisions of this Agreement in accordance with Section 8.3.

1.55                        “Timber” shall mean the following types of standing timber now or hereafter located on the Timberlands: Hardwood Pulpwood, Hardwood Sawlogs, Softwood Pulpwood, Softwood Sawlogs and Softwood Studwood.

1.56                        “Timberlands” shall mean those certain tracts of real property as described and purchased by Seller from Neenah pursuant to the Purchase and Sale Agreement.

1.57                        “Tracts” shall have the meaning set forth in Section 3.1.

1.58                        “Valuation Consultant” shall mean J.W. Sewall Company or a mutually agreed to alternative.

*             The redacted text has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2.    Agreement to Sell and Purchase.

2.1         Quantities to be Offered.  Subject to and in accordance with  the terms of this Agreement, Seller agrees to offer to sell to Neenah for each Harvesting Year during the Term the Annual Purchase Amount applicable to such Harvesting Year.

2.2         Right to Bid.  Seller shall notify Neenah of any proposed open-market bid sales of Qualifying Stumpage by Seller beyond the sales to Neenah contemplated by this Agreement, said notice to be provided not later than thirty (30) days prior to the proposed open-market bid sale.  The notice to Neenah shall specify the tracts of Timberland to be harvested, proposed Qualifying Stumpage volumes and any other information provided to other potential buyers.  Neenah shall have the right to bid on all such proposed open-market bid sales.  Nothing contained in this Section 2.2 shall be construed to prohibit Seller from selling Qualifying Stumpage to any third party pursuant to a separate negotiated agreement with said third party so long as the Annual Purchase Amount of Qualifying Stumpage is available to Neenah as described in this Agreement.

3.    Designation of Tracts and Determination of Volumes.

3.1         Designation of Tracts to Be Harvested.  During the Term, Seller shall designate the portions of the Timberlands (the “Tracts”) which Seller shall make available to Neenah for harvesting during each Harvesting Year.  A sufficient number of Tracts shall be made available so as to satisfy the obligations of Seller herein to offer to sell to Neenah the Annual Purchase Amount.  Seller shall follow the procedure for designating such Tracts hereinafter set forth in this Section 3.  Seller and Neenah  hereby acknowledge and agree that the Timberlands will, at all times during the term of this Agreement, be owned, managed and operated in a manner consistent with and necessary to maintain the Timberlands’ SFI® Certification and that both parties will have responsibilities for maintaining such certification.  Neenah’s responsibility for maintaining the Timberlands’ SFI® Certification shall be limited to its harvesting activities on Actual Designated Tracts.  Seller shall be solely responsible for all other SFI® Certification requirements on the Timberlands.  Failure to maintain the Timberlands’ SFI® Certification shall be deemed a material breach of this Agreement.

(a)  Initial Designation of Tracts to be Harvested.  Exhibit C attached hereto and made a part hereof sets forth the portions of the Timberlands which Seller shall make available to Neenah for the Short Harvesting Year and for the Harvesting Year commencing January 1, 2007 for the exercise by Neenah of its rights to harvest the Annual Purchase Amount situated thereon in accordance with the terms of this Agreement.

(b)  Subsequent Designation of Tracts to be Harvested.  For the Harvesting Year commencing January 1, 2008, and for all subsequent Harvesting Years during the Term, the portions of the Timberlands which Seller shall make available for harvesting shall be determined in accordance with the following procedure:

(i)   Designation of Potential Harvesting Areas.  On or before the first Business Day following May 1 prior to each applicable Harvesting Year except the Short Harvesting Year, Seller shall designate in a written notice (the “Annual Seller Notice”) to Neenah all of those portions of the Timberlands which it proposes to make available for harvesting during the subsequent Harvesting Year  including the estimated Qualifying Stumpage volumes thereon sufficient to satisfy 110% of the Annual Purchase Amount and the proposed route of access from a public road to the property boundary.  To qualify, an individual tract offered by Seller shall contain no less than forty percent (40%) of Qualifying Softwood Stumpage on a volume per acre basis.  With respect to timber quality and volume per acre, the Tracts shall be reasonably representative of all the harvestable portions of the Timberlands.

(ii)  Selection of Actual Harvesting Areas.  During the 45-day period following receipt by Neenah of the applicable Annual Seller Notice, Neenah shall select and deliver notice to Seller in writing, which of the Tracts Neenah desires to harvest for such Harvesting Year, containing sufficient Softwood Sawlog and Softwood Studwood volumes to satisfy the Annual Purchase Amount (the “Actual Designated Tracts”).

(iv) Composition Goals.  Seller recognizes and acknowledges that the goal of the parties is to achieve the Annual Purchase Amounts through the inclusion of as many Final Harvest areas as practicable.

3.2         Boundary and Timber Markings.  Within fifteen (15) Business Days prior to the scheduled commencement of harvesting activities on each applicable Actual Designated Tract as set forth in the harvesting schedule described below in Section 4.1, Seller shall designate on the ground (using accepted local practices for marking boundary and cut lines) the boundary lines of such Actual Designated Tract.  The boundary lines shall clearly delineate the boundaries of the Actual Designated Tract from the boundaries of adjacent land not owned by Seller, and from the boundaries of other Timberlands not constituting Actual Designated Tracts for such Harvesting Year.  Subject to Seller’s reasonable acceptance and approval, Neenah, or Neenah’s third party contractor, shall designate on the ground (using accepted local practices for marking boundary and cut lines) all SMZ’s within the Actual Designated Tracts and any Qualifying Stumpage to be removed from such designated SMZ’s.

4.    Harvesting Procedures.

4.1         Harvesting Schedule.  Following determination of the Actual Designated Tracts, Neenah shall provide a harvesting schedule to Seller setting forth approximate start and completion dates relating to harvesting Qualifying Stumpage within each of the Actual Designated Tracts.  Neenah shall modify said harvesting schedule based upon any reasonable objections raised by Seller with respect to any of said harvesting dates.  Notwithstanding the foregoing, Neenah shall harvest the Actual Designated Tracts on the basis of the bi-annual harvesting notices provided by Neenah to Seller each six (6) months during the term of this Agreement, subject to a Force Majeure Event, and subject to the provisions of Section 4.3 below.

4.2         Timber Roads.  Neenah shall construct, or cause to be constructed, at Neenah’s sole cost and expense, haul roads to the Actual Designated Tracts necessary to provide

Neenah with proper access to such Actual Designated Tracts for its harvesting operations.  Neenah will consult with Seller concerning the location and course of any proposed new road, and Seller may request non-material and reasonable modifications to proposed routes or minimum construction standards.  The cost of any such non-material modifications requested by Seller shall be borne by Neenah.  The cost of any material modification shall by borne equally by Seller and Neenah.  Construction of such roads shall be accomplished in a good and workmanlike manner in compliance with the specifications set forth in Exhibit E.  Following the construction of said roads and continuing until the completion of harvesting operations on the Actual Designated Tract associated with such roads and the removal of all equipment and vehicles associated with such harvesting operations, Neenah shall at its sole cost and expense maintain and repair said roads.  All such road construction, maintenance and repair shall be performed in a manner so as not to violate any Applicable Laws, or with respect to SMZ’s, to maintain compliance with all laws, regulations or requirements of the Nova Scotia Department of Environment and Labor or as necessary for the Timberlands to maintain SFI® Certification.  Any timber damaged or destroyed during the course of Neenah’s road construction shall be treated for purpose of this Agreement as if harvested by Neenah as part of harvesting operations on the associated Actual Designated Tract.

4.3         Timber Harvesting.  Neenah shall harvest (i.e., cut and remove) within each Harvesting Year all Qualifying Stumpage located on the Actual Designated Tracts for such Harvesting Year, or such smaller volume of Qualifying Stumpage as mutually agreed upon by Neenah and Seller in writing, subject to a Force Majeure Event.  Such harvesting operations shall be conducted in accordance with all Applicable Laws, in a manner consistent with established industry logging practices and in compliance with all laws, regulations or requirements of the Nova Scotia Department of Natural Resources or as necessary for the Timberlands to maintain SFI® Certification.  Upon severance of any portion of the timber on the Timberlands by Neenah or its logging contractors, risk of loss, title to and ownership of such timber shall pass to Neenah.      Neenah shall repair all fences or structures damaged by its harvesting operations and shall leave all roads, fire breaks, property lines, lakes, streams, and drainage ditches clear of logs, timber, limbs or other debris.  All oil drums, cans, bottles, cartons, delimbing bars, loading decks, abandoned equipment and other debris resulting from Neenah’s operations shall be removed from the applicable portions of the Timberlands upon completion of the harvesting operations at Neenah’s expense.  If repairs are not made or if the debris is not removed and cleared within sixty (60) days after notice from Seller to Neenah, then Neenah shall be deemed in material breach of this Agreement.  Neenah shall not, under any circumstance, bury any material underground or discharge, release or otherwise cause the Timberlands or any portion thereof to be affected by hazardous wastes or hazardous substances.  Neenah shall use normal and customary care while conducting its harvesting operations so as not to materially damage the Timberlands.  Neenah acknowledges that under SFI Standards a higher degree of care is required when the site is abnormally wet and that such circumstances may require Neenah to alter harvesting activities to accommodate the ground conditions; however, Neenah shall not be liable for any damage to the Timberlands caused by anyone other than Neenah or Neenah’s contractors engaged in harvesting, trucking or road construction on the portion of the Timberlands impacted by such damage.

4.4         Unauthorized Cutting.  Seller shall be entitled to seek all remedies available at law for timber trespass if Neenah or its contractors harvest or destroy any timber that is outside an Actual Designated Tract; however, Neenah shall not be liable for any such damage to the Timberlands caused by anyone other than Neenah or its contractors.

4.5         Access Rights.  Seller hereby grants to Neenah the rights to ingress and egress over the Tracts designated on Exhibit D during the Term for the sole purposes (i) of harvesting Qualifying Stumpage on the Actual Designated Tracts for a given Harvesting Year and all reasonable activities associated therewith and (ii) inspecting and monitoring existing timber plantations on all other Tracts comprising the Timberlands in order for Neenah to continue collecting data for ongoing research and analysis initiated by Neenah prior to the Closing Date.  If Seller has provided Neenah with access to an Actual Designated Tract (through easement or otherwise), but Neenah prefers to enter upon lands not owned or subject to easement by Seller, Neenah  shall be solely responsible for securing permission to do so.

5.    Prices and Payments.

5.1         Time of Payment.  All Stumpage harvested and removed by Neenah from the Timberlands shall have an accompanying trip ticket.  Seller shall provide Neenah with trip tickets and Neenah will follow Sellers policy governing use of trip tickets.  All Qualifying Stumpage shall be weighed promptly after harvest.  Volumes will be based on volumes by product class shown on mill scale or load tickets.  Neenah shall cause all logging contractors to maintain written log books of all loads or partial loads of Qualifying Stumpage cut and removed from the Timberlands and to (i) identify in such log books each load removed from the Timberlands; (ii) record in such log books the load ticket numbers for each load delivered to the Mill; (iii) deliver such log book for inspection by Seller, as requested; and (iv) clearly tag, by adhering to guidelines reasonably required by Seller, each load coming from the Timberlands before such load is removed from the Timberlands.  Neenah shall provide Seller on a weekly basis with a list of scale tickets, a settlement statement, and any other supporting documentation reasonably requested by Seller and shall remit payment to the Seller within thirty (30) days of delivery of said settlement statement the total Qualifying Stumpage Price for all Qualifying Stumpage weighed-in during such week.

5.2         Price Changes and Stumpage True-up.

(a)           On each Price Adjustment Date during the Term, the Qualifying Stumpage Price for any product class of Qualifying Stumpage shall be adjusted upward or downward, as the case may be, as described in Article 1 of this Agreement.

(b)           On Each Price Adjustment Date Neenah and Seller shall review the actual Softwood Sawable Volume harvested in the preceding six (6) months period.  [Text Redacted]*.

5.3         Silviculture Credits.  Neenah shall reimburse Seller for on-going silviculture expenses during the term of this Agreement, on a quarterly basis on or before the 5th business day of each calendar quarter, up to and as calculated in accordance with the Nova Scotia Sustainable Forestry Fund (the “Provincial Standard”) at $3.00 per cubic meter of softwood and $0.60 per cubic meter of hardwood harvested by Neenah pursuant to this Agreement (the “Silviculture Expenses”).  Seller shall conduct silviculture activities according to

*             The redacted text has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

its business judgment on the Tracts, but at a minimum at the level necessary to produce the credits to transfer to Neenah pursuant to the Provincial Standard.  In return for the reimbursement of the Silviculture Expenses, Seller shall transfer to Neenah silviculture credits, when available to Seller, equal to the Silviculture Expenses reimbursed to Seller pursuant to this Section 5.3.

6.    Indemnity.

6.1         Indemnification by Seller.  Seller shall defend, indemnify and hold Neenah harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys’ fees and court costs through all appeals) arising out of the breach by Seller of its obligations hereunder.

6.2         Indemnification by Neenah .  Neenah shall defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys’ fees and court costs through all appeals) arising out of (i) personal injury, death or property damage resulting from Neenah’s harvesting operations, or Neenah’s access rights pursuant to Section 4.5, on the Timberlands or the presence of employees, agents or other invitees of Neenah on the Timberlands, and (ii) the performance or non-performance by Neenah of its covenants and obligations hereunder.

7.    Force Majeure.

7.1         Effect of Force Majeure.  Except for the obligation of a party to make payments required hereunder, the parties shall be excused from performing any of their respective obligations under this Agreement and shall not be liable in damages or otherwise on account of the non-performance of any such obligation, for so long as and to the extent that such party is unable to perform such obligation as a result of any Force Majeure Event.

7.2         Mitigation and Notice.  The occurrence of a Force Majeure Event shall not relieve a party of its obligations and liability hereunder to the extent such party fails to use commercially reasonable efforts to remove the cause and remedy or mitigate the effects of the Force Majeure Event if, with commercially reasonable efforts, such party could have removed such cause or remedied or mitigated such effects.  In addition, no Force Majeure Event shall relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure Event) to the other party as soon as reasonably possible and in any event within twenty (20) days of the occurrence of such Force Majeure Event. Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure Event.

7.3         Failure to Give Notice.  A failure to give notice under Section 7.2 above “as soon as reasonably possible” will not affect the rights and obligations of the party whose obligations are suspended except if, and only to the extent that, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

7.4         Force Majeure Event Affecting Actual Designated Tracts.  If a Force Majeure Event makes a portion of any Actual Designated Tract unavailable or commercially impracticable for harvesting by Neenah in accordance with the harvesting schedule contemplated by the parties or if the Qualifying Stumpage is materially damaged by the Force Majeure Event, then Seller shall promptly designate and make available for harvesting such other portions of the Timberlands as shall be necessary to satisfy its obligations under this Agreement.

7.5         Volume Reduction Based on Force Majeure Event.  If the party that becomes subject to a Force Majeure Event (the “Affected Party”) reduces the volume of Qualifying Stumpage to be purchased or sold due to a Force Majeure Event (the amount of such reduction, the “Reduction Amount”), the Affected Party shall give written notice to the Non-Affected Party of such reduction and the effective date thereof.  If such reduction continues in effect for a period of sixty (60) days or more, the Non-Affected Party shall then have the right, in the case of Seller, to sell all or part of the Reduction Amount of such Qualifying Stumpage not purchased by Neenah to another buyer or buyers, and in the case of Neenah, to purchase all or part of the Reduction Amount of Qualifying Stumpage not sold by Seller from another seller or sellers, subject to the following:

(a)  The Non-Affected Party shall not enter into any contract for any such sale or purchase for a term longer than one (1) year’s duration.

(b)  The Non-Affected Party shall give the Affected Party written notice of each such contract, including the volume sold or purchased hereunder and the term thereof.

(c)  The annual volume commitment of the Non-Affected Party for Qualifying Stumpage as specified herein shall be reduced by such volume sold or purchased under such contract for the duration thereof.

(d)  any other plan of action  mutually agreed to by both parties.

8.    Term and Termination.

8.1         Term.  This Agreement shall expire on December 31, 2010, unless (i) this Agreement is sooner terminated for cause pursuant to Section 8.2 hereof or (ii) the term of this Agreement is extended by Neenah in accordance with Section 8.3 hereof.

8.2         Termination for Cause.  This Agreement shall immediately terminate if any one of the following events (each, a “default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such default (each, an “Event of Default”):

(a)  Failure to make any payment required hereunder when due which failure is not cured within ten (10) Business Days after receipt of written notice thereof; or

(b)  Breach of any other material term of this Agreement, which breach is not cured within thirty (30) Business Days after receipt of written notice thereof; or

(c)  Insolvency or the filing by or against Seller or Neenah of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within ninety (90) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian.

Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder.

8.3         Extension Terms.  Neenah shall have the option to extend the Term beyond December 31, 2010 for one (1) additional five (5) year renewal.  In the event that Neenah elects to extend the Term, Neenah shall provide written notice of such election to Seller (“Renewal Notice”) not later than (i) July 1, 2010.  Neenah and Seller, by mutual agreement, may extend the term of up to one (1) additional five (5) period by with mutual agreement prior to July 1, 2015.  Each Renewal Period shall be upon the same terms and conditions as the initial five (5) years of the Term; provided, however that Neenah may elect in the first Renewal Notice to decrease the Annual Purchase Amount by up to twenty percent (20%), and provided that in the second renewal period, by mutual agreement, the amount of the Annual Purchase Amount shall be established collaboratively by Neenah and Seller based on a new timber inventory of the Timberlands.

9.    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of Nova Scotia, Canada and the federal laws of Canada applicable therein as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (without giving effect to any choice or conflict of law provision or rule).

10.  Dispute Resolution.

(a)  Consultation by Responsible Executives.   In the event of any dispute, controversy or claim arising out of or relating to this Agreement, that the personnel designated by Neenah and the Seller with operational responsibility for implementing this Agreement are unable to resolve, each of the parties will cause its chief officer in charge of managing the Timberlands (or the chief operating officer of any manager of the Timberlands, as the case may be), to consult with each other promptly and in good faith to endeavor to resolve such dispute, controversy or claim before seeking mediation as provided in Section 10(b), but failure to do so shall not limit the right of either party to submit the issue to such mediation or arbitration.

(b)  Mediation.

(i)   In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for disputes in respect of which equitable relief is sought and except for any matter which this Agreement provides is to be conclusively resolved by the

Valuation Consultant (a “Dispute”), the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 10(b) before resorting to the procedure set forth in Section 10(c).

(ii)  Unless the parties agree otherwise, the mediation shall be conducted in Halifax, Nova Scotia, in accordance with the National Mediation Rules of the ADR Institute of Canada, Inc. by a mediator who has the qualifications and experience set forth in paragraph (iv) of this Section 10(b) and is selected as provided in paragraph (iv) of this Section 10(b).

(iii) Unless the parties agree otherwise, the mediator shall be an individual of recognized expertise and experience in the timber market in the general operating range of the Timberlands who has mediated cases involving similar transactions for the federal or provincial courts or for a reputable commercial alternative dispute resolution (“ADR”) firm or not-for-profit ADR organization.

(iv) Either party (the “Initiating Party”) may initiate mediation of the Dispute by giving the other party (the “Recipient Party”) written notice (a “Mediation Notice”) setting forth a list of the names and resumes of qualifications and experience of three (3) impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of paragraph (iii) hereof.  Within seven (7) days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the “Counter-Notice”) to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three (3) persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator).  If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice shall set forth a list of the names and resumes of three (3) impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions of paragraph (iii) hereof.  Within seven (7) days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three (3) persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator).  If the parties cannot agree on a mediator from the three (3) impartial nominees submitted by each party, each party shall strike two (2) names from the other party’s list, and the two (2) remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in paragraph (iii) hereof.  If they are unable to agree, then the mediator will be selected by the ADR Institute of Canada, Inc.

(v)  If the Dispute cannot be settled within thirty (30) days after the mediator has been selected as provided above, either party may give the other and the mediator a written notice declaring the mediation process at an end, in which event either party may pursue any remedies available at law or in equity to resolve the Dispute.

(vi) All conferences and discussions which occur in connection with mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced which is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

(vii)                Each party shall bear its own costs and expenses with respect to mediation; provided that the costs of the mediator shall be shared equally between the parties.

11. Assignment.

11.1      Assignment by Seller.

(a)  Except as provided in this Section 11.1, this Agreement may not be assigned by Seller in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Seller may assign this Agreement (i) to any lender or lenders as security for obligations to such lender or lenders in respect to financing arrangements of Seller or any Affiliate thereof with such lender or lenders., or (ii) upon prior written notice to Neenah, to any Person that is and at all times remains an Affiliate of Seller or that merges, amalgamations or consolidates with or into Seller or that acquires all or substantially all of the Timberlands.

(b)  Notwithstanding any other provision of this Agreement to the contrary, Neenah and Seller acknowledge and agree that Seller (or any entity comprising Seller) shall not be prohibited from selling all or any portion of the Timberlands, provided that any such sale of the Timberlands shall be made subject to the terms of this Agreement and all of Seller’s obligations hereunder respecting the applicable portion of Qualifying Stumpage volumes required hereunder.  Seller (or any entity comprising Seller) shall be able to sell a portion of the Timberlands pursuant this Section 11.1 (b) no more than three (3) times during the Term of the Agreement.  Upon any sale of a portion of the Timberlands, the purchaser of said portion of the Timberlands (“New Owner”) shall assume the obligation to supply a portion of the Annual Purchase Amount to be supplied hereunder, said portion of the Qualifying Stumpage volumes (“Assumed Volume”) to be agreed to by Seller and said New Owner, subject to Neenah’s consent to such volume allocation, which consent shall not be unreasonably withheld or delayed.  Upon such assumption by said New Owner, Seller’s obligations to supply Annual Purchase Amount hereunder shall be reduced by the Assumed Volume, and Seller shall thereafter have no obligation or liability with respect to said Assumed Volume or with respect to the portion of the Timberlands so conveyed.

(c)  At the request of Seller, upon any such sale to a New Owner, Neenah shall execute an amendment to this Agreement acknowledging the foregoing.  Furthermore, upon request of Neenah, upon such sale to a New Owner, Neenah and such New Owner shall enter into a separate Fiber Supply Agreement on the same terms and conditions as contained in this Agreement except for the portion of the Timberlands covered thereby and the volume of Qualifying Stumpage to be supplied thereunder.  In the event Neenah objects to any proposed Assumed Volume, Neenah shall provide written notice of the same to Seller within fifteen (15) days of notice to Neenah of said proposed Assumed Volume (“Objection Notice”), said Objection Notice to include a detailed explanation of the basis for said objection.  In the event Neenah  timely provides an Objection Notice, Seller shall have the option of (a) revising said proposed Assumed Volume, in which case Neenah shall have the further right to object by providing a new Objection Notice as provided above or (b) retaining the Assumed Volume Consultant to determine whether the proposed Assumed Volume is reasonable.  In the event the Assumed Volume Consultant is so retained and determines that said proposed Assumed Volume is reasonable, Neenah shall be deemed to have consented to said Assumed Volume and shall pay all costs and expenses of said Assumed Volume Consultant.  Otherwise, said costs and expenses shall be paid by Seller.

(d)  Notwithstanding the foregoing, Seller may convey free and clear from the obligations of this Agreement (i) during the Term up to twelve percent (12%) of the acreage of the Timberlands on an aggregate basis.  Neenah agrees, upon request, to execute any reasonable instrument or instruments requested by Seller to confirm the same.

(e)  Subject only to the provisions of the following sentence, the rights of Neenah under this Agreement shall be and are subject and subordinate at all times to the lien of any and all mortgages, security deeds, deeds to secure debt or loan deeds in any amount or amounts whatsoever now or hereafter placed on Seller’s interest in the Timberlands (or any portion thereof) (collectively, a “Seller’s Mortgage”).  Notwithstanding the foregoing, Seller acknowledges and agrees that Neenah’s subordination to a Seller’s Mortgage shall be conditioned upon Seller obtaining from the holder of such Seller’s Mortgage (a “Seller’s Mortgagee”) an agreement in writing that for so long as Neenah is not in default under this Agreement beyond any applicable notice and cure periods, the holder of such Seller’s Mortgage shall recognize Neenah’s rights to purchase Timber under this Agreement.  Although such subordinations shall be self-operative, Neenah shall execute within ten (10) business days of request by Seller such further reasonable instruments confirming such subordinations as may be requested by Seller, including, but not limited to, a Subordination, Non-Disturbance and Attornment Agreement.  If any such Seller’s Mortgage shall be foreclosed, upon request of the mortgagee or the purchaser at foreclosure, Neenah shall attorn to the purchaser at any such foreclosure sale (or purchaser by deed in lieu of foreclosure) and recognize such purchaser as Seller under this Agreement and will execute such reasonable instruments as may be necessary or appropriate to evidence such attornment.  Notwithstanding any of the above, Neenah agrees that Seller or its successor in interest shall have the right to declare this Agreement prior and superior to any such Seller’s Mortgage, and Neenah agrees, upon request, to execute any reasonable instrument or instruments requested by Seller or such Seller’s Mortgagee to confirm same.  The holder or holders of any such Seller’s Mortgage are hereby made third party beneficiaries to this Agreement for the purposes of this Section 11.  No advance notice to, or consent from, Neenah with respect to an acquisition of the Timberlands (or any portion thereof)

or this Agreement by any Seller’s Mortgagee through foreclosure, deed in lieu of foreclosure or any other remedial actions (or transfers in lieu of such remedial actions) shall be required.

11.2      Assignment by Neenah .  Except as provided in this Section 11.2, this Agreement may not be assigned by Neenah in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Neenah  may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Neenah  or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Seller to any Person that (i) is and at all times remains an Affiliate of Neenah or that merges or consolidates with or into Neenah or that acquires all or substantially all of the assets or stock of  Neenah, or (ii) purchases or leases the Mill or assumes responsibility for operating the Mill and assumes Neenah’s liabilities and obligations hereunder.

12.   Publicity.  This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with Applicable Laws, governmental rules, regulations or other governmental requirements. In such event, the publishing party shall furnish, in advance, a copy of such proposed disclosure, to the other party.

13.   Headings.  The headings contained in this Agreement are for convenience only and should not be construed to limit or expand any terms otherwise provided.

14.   Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and personally delivered or sent by regular U.S.P.S. or Canada Post certified mail, facsimile or similar type of overnight courier to the applicable party at the address indicated below:

If to Neenah, to:	Neenah Paper Company of Canada
260 Abercrombie Brand Road
Abercrombie Point, Nova Scotia
Canada B2H 5E8
Attention: Mill Manager
Facsimile No.: 902-752-5404
Telephone No.: 902-752-9172

With a copy to:

Neenah Paper, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005
Attn: Legal Department
Facsimile No.: 678-518-3283
Telephone No.: 678-566-6500

If to Seller:	Thomas Colgan
Wagner Forest Management
150 Orford Road
Lyme, NH 03768
Facsimile No.: 603-795-4631
Telephone No.: _603-795-2002

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Notice shall be deemed received when (i) hand delivered; (ii) sent, after receipt of confirmation if sent by facsimile; (iii) five business days after deposit with the U.S.P.S. or Canada Post, postage prepaid, for certified mail; and (iv) one business day after delivery to overnight courier, properly addressed to the applicable party.

15.   Partial Illegality.  If any provision, or part of a provision, of this Agreement is held to be invalid or unenforceable under any Applicable Law, then the parties shall use all commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the original provision and to allow the parties to have the intended benefit of their bargain.  If it cannot be so reformed, it shall be omitted.  The balance of this Agreement shall remain valid and unchanged and in full force and effect.

16.   Waiver of Compliance.  Any delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder or in exercising any right hereunder shall not operate as a waiver of any provision of this Agreement or of any right or rights hereunder.  Further, any failure by either party to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.

17.   Amendments and Waivers.  This Agreement may not be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

18.   Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.  All signatures need not be on the same counterpart.

19.   Estoppel Certificates.  Either party shall, at no cost to the requesting party, from time to time, upon twenty (20) days prior request by the other party, execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications)

and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default to which the signer has knowledge.

20.   Submission To Jurisdiction.  Without limiting the parties’ agreement to submit any and all disputes to mediation and arbitration as herein provided, if, notwithstanding said section, any party shall have the right to seek recourse to a court with respect to any dispute arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, then any action or proceeding in respect of any such dispute shall be brought exclusively in any Superior Court in the Province of Nova Scotia (the “chosen courts”) and with respect to any such action each party (i) irrevocably submits to the exclusive jurisdiction of the chosen courts for such purposes, (ii) waives any objection to laying venue in any such action or proceeding in the chosen courts, (iii) waives any objection that the chosen courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 14 of this Agreement.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

21.   Prevailing Party.  If either party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.

22.   Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between the parties.  None of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly set forth above.

23.   Third-Party Beneficiaries.  Except as hereinafter provided, this Agreement is intended to be solely for the benefit of the parties thereto and their permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

24.   Memorandum of Contract.  A Memorandum of this Agreement shall be attached to each deed pursuant to which Seller acquired the Timberlands, to be recorded in the recording offices of each and every registration district in Nova Scotia in which the Timberlands are located.

25.   Insurance.  Neenah, or in the event that Neenah retains any third-party contractor to conduct harvesting operations on the Timberlands, Neenah or said third-party contractor shall, before conducting any operations, obtain and maintain the following types of insurance and be duly registered with the Nova Scotia Workers Compensation Board, in addition to any other insurance required by law:  (a) Worker’s Compensation and Employer’s Liability Insurance fully covering all operations; (b) Comprehensive Vehicle Liability Insurance, including owned, hired and non-owned vehicles, with limits of not less than $2,000,000 single occurrence and $2,000,000 cumulative bodily injury liability; and (c) Comprehensive or Commercial General Liability Insurance, including all contractual liability hereunder, with limits of not less than $2,000,000 single occurrence and $2,000,000 cumulative bodily injury liability.  Prior to the beginning of any harvesting operations hereunder, evidence of all such insurance and registration shall be furnished to Seller if requested in writing.

26.   Construction and Enforcement.  In construing and enforcing this Agreement, the following rules shall be followed:

26.1      Control of Drafting.  Each provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party to this Agreement.  No consideration shall be given to the fact or presumption that any party to this Agreement had a greater or lesser hand in drafting this Agreement.

26.2      Captions.  Except for the boldfaced defined terms used in Section 1, in construing and enforcing this Agreement, no consideration shall be given to the captions of the articles, sections, subsections, and clauses of this Agreement, which are inserted for convenience in organizing and locating the provisions of this Agreement, not as an aid in its construction.

26.3      Plural and Singular Forms.  Plural words shall be understood to include their singular forms and vice versa.

26.4      Including.  The word “include” and its syntactical forms mean “include, but are not limited to,” and corresponding syntactical forms.  The principle of ejusdem generis shall not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word “including.”

26.5      Definitions.  A defined term has its defined meaning throughout this Agreement, regardless of where in this Agreement the term is defined.

26.6      Internal Cross-References.  Except as otherwise provided in this Agreement, a reference to an Article, Section, or clause means an article, section, or clause of this Agreement and may be understood to mean, for example, “Section 5.1 of this Agreement” or “Section 5.1 hereof.”  The term “Section” is used variously to identify entire Sections (as in “Section 3.1”), subsections (as in “Section 3.1(b)”), and clauses (as in “Section 3.1(b)(i)”).

26.7      Currency.  Unless otherwise specifically referenced herein all dollar amounts listed or described in this Agreement shall refer to and be interpreted to represent Canadian Dollars.

26.8      Joint and Several Liability.  Nova and Atlantic are and shall be joint and severally liable for all of the obligations of Seller under this Agreement.

(Signatures on following pages)

Executed under seal as of the date first set forth above.

SELLER:

NOVA STAR FORESTRY LTD.

By:	s/s/ Thomas J. Colgan
Name:	Thomas J. Colgan
Title:	President

ATLANTIC STAR FORESTRY LTD.

By:	s/s Thomas J. Colgan
Name:	Thomas J. Colgan
Title:	President

[Signatures continued on following page]

[Signatures continued from previous page]

NEENAH:

NEENAH PAPER COMPANY OF CANADA

By:	s/s/ Sean T. Erwin
Name:	Sean T. Erwin
Title:	President

EXHIBIT A

Qualifying Stumpage Specifications

 “Softwood Sawlogs” shall mean:

(a)	Length	12,14, and 16 foot
(b)	Trim	2” to 8”
(c)	Minimum top diameter	4” outside bark
(d)	Maximum diameter	28” outside bark
(e)	Acceptable species	All Spruces & Jack Pine
(f)	Dead wood	White, sound, dead wood is acceptable — provided no sap rot
(g)	Burned wood	No burned or charred wood
(h)	Rot	Not acceptable
(i)	Stain	Solid hard red stain acceptable (growth rings must be visible)
(j)	Sweep (& other)	1/2 top diameter maximum sweep (e.g., less than 3” sweep on a 6” diameter bolt); no seams or forked pieces
(k)	Limbs	Must be cut flush with bole.
(m)	Butt Flare	No excessive butt flare

“Softwood Studwood” shall mean:

(a)	Length	8 9 or 10 foot
(b)	Trim	2” to 8”
(c)	Minimum top diameter	3.6 inches outside bark
(d)	Maximum top diameter	12.0” outside bark
(e)	Acceptable species	All Spruces, Balsam Fir & Jack Pine
(f)	Loads	Mixed species loads
(g)	Dead wood	White, sound, dead wood is acceptable — rovided no sap rot
(h)	Burned wood	No burned or charred wood
(i)	Rot	Not Acceptable
(j)	Stain	Solid hard red Stain acceptable (growth rings must be visible)
(k)	Sweep (& other)	1/2 top diameter maximum sweep (e.g., less than 3” sweep on a 6” diameter (bolt); no seams or forked pieces
(l)	Limbs	Must be cut flush with bole.
(m)	Butt Flare	No excessive butt flare

“Softwood Pulpwood” shall mean :

(a)	Length	8 foot
(b)	Trim	2 to 8 inches
(c)	Minimum top diameter	2.5 outside bark
(d)	Maximum top diameter	13.0” outside bark
(e)	Acceptable species	All softwood species
(f)	Loads	Mixed species loads permitted unless notified in writing that species segregation is required (spruce/fir segregated from other softwood species)
(g)	Dead wood	White, sound, dead wood is acceptable

(h)	Rot	Maximum ½ diameter (60% of end area) is acceptable
(j)	Burn/charred wood	Unacceptable
(j)	Sweep (& other)	12” maximum sweep; no forked pieces
(k)	Limbs	Must be cut flush with bole.

“Hardwood Sawlogs” shall mean:

(a)	Length	7 or 8 foot
(b)	Trim	2 to 8 inches
(c)	Minimum top diameter	7.0 inches outside bark
(d)	Maximum diameter	36.0 inches outside bark
(e)	Acceptable species	sugar maple, red maple, yellow birch, white birch, oak, ash, beech
(f)	Clear faces	minimum 2 clear faces
(g)	Heart	sugar & red maple — ½
(h)	Stain	no stain
(i)	Rot	red maple, beech no rot; all other species over 10 inches top diameter with 3 clear faces up to 30% rot
(j)	Burn/charred wood	Unacceptable
(k)	Sweep (& other)	less 10 inches top diameter straight; less than 3 inches over 10 inch top; no forks
(l)	Limbs	Must be cut flush with bole.
(m)	Loads	Mixed species loads acceptable

“Hardwood Pulpwood” shall mean:

(a)	Length	8 foot or 12 to 18 feet
(c)	Minimum top diameter	3.0 inches outside bark
(d)	Maximum diameter	18.0 inches outside bark
(e)	Acceptable species	All hardwood species except poplar
(i)	Rot	Sound and cut from living trees unless specific market has tolerance for rot.
(f)	Burn/charred wood	Unacceptable
(g)	Sweep (& other)	Less than 6 inches; no forks; cut square at ends
(h)	Limbs	Must be cut flush with bole.
(i)	Butt Flare	Butt flare and scarf removed

EXHIBIT B

Base Stumpage Prices

Softwood Sawlogs:              [Text Redacted]*

Softwood Studwood:          [Text Redacted]*

Softwood Pulpwood:           [Text Redacted]*

Hardwood Sawlogs:            [Text Redacted]*

Hardwood Pulpwood:         [Text Redacted]*

*             The redacted text has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

Harvest Plan 2006 and 2007 on OFFERED LANDS

2006
Operating	Softwood (tonnes)					Hardwood (tonnes)				Grand
Unit	Sawlogs	Studwood	Pulpwood	Chips	Total	Sawlogs	Pulpwood	Chips	Total	TOTAL
*	*	*	*	*	*	*	*	*	*	*

Total

2007
Operating	Softwood					Hardwood				Grand
Unit	Sawlogs	Studwood	Pulpwood	Chips	Total	Sawlogs	Pulpwood	Chips	Total	TOTAL
*	*	*	*	*	*	*	*	*	*	*

Total

*             The text redacted from this column has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C CONTINUED

The GIS Shapefiles of the 2006 and 2007 Harvest Plan previously made available to Seller in the Tamarack due diligence data-room and e-mailed to Seller by Neenah on May 5, 2006.

EXHIBIT D

PID	Test ID	Test Type	Location	County	Owner

00838409	PT81/1B	range-wide provenance test	Scotsburn	Pictou	Nova Star

00845313	PT84/1D	g x e rooted cutting test	Central West River	Pictou	Atlantic Star

00900993	PT90/1C	family test	Springville	Pictou	Atlantic Star

00900993	PT90/2C	family test	Springville	Pictou	Atlantic Star

01036169	NSBP97I	block planting	Piedmont	Pictou	Atlantic Star

01036623	PT99/3C	polycross test	Browns Mill Rd	Pictou - Stora	Atlantic Star

01036623	PT99/1D	polycross test	Browns Mill Rd	Pictou - Stora	Atlantic Star

01040203	PT91/2C	polycross test	Weavers Mtn	Pictou	Atlantic Star

01040203	PT91/1C	polycross	Weavers Mtn	Pictou	Atlantic Star

01042688	PT88/2C	provenance test	Haggard Lake	Pictou	Atlantic Star

01042688	PT88/1C	family test	Haggard Lake	Pictou	Atlantic Star

20016259	PT99/1B	polycross test	Clydesdale Rd	Colchester	Atlantic Star

25265968	PT84/1B	g x e rooted cutting test	Eatonville	Cumberland	Atlantic Star

25265968	PT84/1B	g x e rooted cutting test	Eatonville	Cumberland	Atlantic Star

25265968	PT78/1B	progeny	Apple River	Cumberland	Atlantic Star

25265968	PT78/3B	stand test	Apple River	Cumberland	Atlantic Star

25265968	PT78/2B	progeny	Apple River	Cumberland	Atlantic Star

25265968	PT78/4B	Ottawa Valley; NS orchard test	Apple River	Cumberland	Atlantic Star
45165107	PT91/2B	polycross test	Urbania	Hants	Atlantic Star

65009797	PT00/1D	polycross	Piedmont Valley	Pictou - Stora	Atlantic Star

65011165	PT90/3C	family test	Groveland	Pictou	Atlantic Star

65090748	PT99/2D	polycross test	Lansdowne	Pictou - Stora	Atlantic Star

EXHIBIT E

Road Specification

Neenah will improve or build temporary haul roads for the removal of Qualifying Stumpage as set forth in Section 4.2 under the following conditions:

1.               To the extent possible Neenah will use or improve existing haul roads.

2.               It is Neenah’s intent that construction of new haul roads will be held to the minimum necessary to remove the Qualifying Stumpage.

3.               Seller will approve plans for construction of any new roads.

4.               Haul roads will be improved or designed for one lane traffic capable of accommodating standard 18 wheel tractor-trailer log trucks.  The road width will normally be   5.0 to 5.5   meters or less, unless terrain features require additional width.

5.               Roads will be designed to minimize the number of stream crossings.

6.               Neenah will be responsible for road construction cost.  However, if changes are made in the roads location or design solely for the benefit of the Seller, than the additional cost of those changes will be the responsibility of the Seller.

7.               The construction, maintenance, and use of haul roads will comply with all laws, regulations or requirements of the Nova Scotia Department of Natural Resources or as necessary to maintain SFI ® Certification for the Timberlands.

8.               Following the completion of harvesting operations roads will be left in as good or better condition as existed prior to the harvesting.  Temporary stream crossing will be removed, and where necessary water control structures will be constructed.

9.               Neenah will notify Seller of completion of the harvest operation and final road maintenance, after which responsibility for the road reverts to the Seller.

APPENDIX 1

Stumpage Price Index Examples

Example 1

ACTION:                                             On the first Price Adjustment Date, the Rolling Index indicates an increase by 10%; current Price paid by Neenah is the Base Price [Text Redacted]*

RESULT:                                               The Price Adjustment [Text Redacted]*.  Neenah’s applicable Qualifying Stumpage Price is adjusted upwards by [Text Redacted]*; Neenah’s new Qualifying Stumpage Price for subsequent 6 months is [Text Redacted]*.

ACTION:                                           On a subsequent Price Adjustment Date, the Rolling Index indicates a decrease by 10%; current Qualifying Stumpage Price paid by Neenah is [Text Redacted]*.

RESULT:                                               [Text Redacted]*.  Neenah’s applicable Qualifying Stumpage Price is adjusted downwards by [Text Redacted]*; Neenah’s new Qualifying Stumpage Price for subsequent 6 months is [Text Redacted]*

Example 2

ACTION:                                           On the Price Adjustment Date, the Rolling Index indicates a decline by 10%; current Qualifying Stumpage Price paid by Neenah is the Base Price [Text Redacted]*

RESULT:                                               [Text Redacted]*.

ACTION:                                           On a subsequent Price Adjustment Date, the Rolling Index indicates an additional decrease by 10%; the current Qualifying Stumpage Price paid by Neenah is [Text Redacted]*.

RESULT:                                               [Text Redacted]*

ACTION:                                           On a subsequent Price Adjustment Date, the Rolling Index indicates an increase by 10%; current Qualifying Stumpage Price paid by Neenah is the [Text Redacted]*.   [Text Redacted]*

RESULT:                                               [Text Redacted]*.  Neenah’s new Qualifying Stumpage Price for the subsequent 6 months is [Text Redacted]*.

*             The redacted text has been filed separately with the Securities and Exchange Commission pursuant to a request for Confidential treatment.

APPENDIX 2

[Text Redacted]*

*             The text of this appendix has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.